Free Writing Prospectus

Filed Pursuant to Rule 433

Filed January 7, 2016

Registration Statement No. 333-206924

Free Writing Prospectus dated January 7, 2016

$1,200,000,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2016-1

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investor Services, Inc., or Moody’s, and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa3 (sf)	BBB (sf)

Joint Bookrunners

BNP PARIBAS	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Co-Managers solely with respect to the Class A Notes

Barclays	Citigroup	Credit Suisse	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.